Exhibit 99

NEWS

Investor Relations: Sam Ramraj, (626) 302-2540
Media Contact: Jeff Monford, (626) 476-8120

Edison International Announces the Appointment of Peter Taylor as

Independent Non-Executive Chair of the Board

Taylor Currently on the Board and Will Succeed William P. Sullivan upon his Retirement in April

ROSEMEAD, Calif., Dec. 9, 2021 – Edison International (NYSE: EIX) today announced that Peter Taylor will serve as the company’s next independent, non-executive chair of its board of directors.

Taylor, who first joined the board in 2011, will succeed William P. Sullivan, who has served since 2015 and as independent board chair since 2016. Sullivan will retire from the board in April 2022 after reaching the retirement age set forth in the company’s Corporate Governance Guidelines. Taylor will assume the role of chair at the Edison International Annual Meeting of Shareholders scheduled to be held on April 28, 2022.

“The board is committed to its policy of having an independent director serve as the company’s board chair and looks forward to working with Peter in his new leadership role,” said Sullivan.

“I cannot thank Bill enough for his dedicated service to the company over the past six years,” said Pedro J. Pizarro, president and CEO of Edison International. “He has made many important contributions to our company, including furthering our safety journey, our focus on DEI, our clean energy strategy and our resolve to mitigate wildfire risk.”

“We have benefited from his perspective as a chief executive officer of a large public company and from his significant operational, risk management and company transformation experience. What stands out most to me is Bill’s unwavering commitment to our values,” added Pizarro.

Since 2014, Taylor, 62, has been the president of ECMC Foundation, a nonprofit corporation dedicated to improving educational outcomes for students from underserved backgrounds. From 2009 to 2014, he served as executive vice president and chief financial officer for the University of California system, where he oversaw all aspects of financial management at the 10 campuses and the five medical centers. Taylor also chaired the UCLA Foundation Board and, from 2006-2008, chaired the UCLA task force on African American Admissions, Recruitment and Retention. Previously, Taylor had an accomplished career in investment banking and municipal finance.

At Edison International, Taylor currently serves as the chair of the Audit and Finance Committee and is a member of the Safety and Operations Committee. In addition to serving on the Edison board, he is also a director of 23andMe, Inc., a trustee of the Western Asset Fund and a director of Pacific Mutual Holding Company, the Ralph M. Parsons Foundation, the Kaiser Family Foundation and the College Futures Foundation. He previously served on the board of trustees of the California State University system, where he chaired the Educational Policy and Finance committees.

Taylor earned his bachelor’s degree in political science and history from UCLA and his master’s degree in public policy analysis from Claremont Graduate University.

“I am honored to take on the role of independent chair of Edison International,” Taylor said. “I look forward to continuing to work with the board and the talented leadership team in our partnerships with customers, investors and other stakeholders to create a sustainable, clean energy future.”

About Edison International

Edison International (NYSE: EIX) is one of the nation's largest electric utility holding companies, providing clean and reliable energy and energy services through its independent companies. Headquartered in Rosemead, California, Edison International is the parent company of Southern California Edison Company, a utility that delivers electricity to 15 million people across Southern, Central and Coastal California. Edison International is also the parent company of Edison Energy, a global energy advisory company delivering comprehensive, data-driven energy solutions to commercial and industrial users to meet their cost, sustainability and risk goals.

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